Exhibit 99.1

RESEARCH FRONTIERS Added to Russell 2000® Index

Woodbury, New York. June 29, 2020 – Research Frontiers (Nasdaq: REFR) today announced that it has been added to the Russell 2000® Index effective at the U.S. market open today, June 29, 2020.

The Annual Russell index reconstitution captures the 4,000 largest US stocks ranking them by total market capitalization. Membership in the U.S. Russell 2000 Index® remains in place for one year and also means automatic inclusion in the appropriate growth and value style indices.

Russell indices are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s U.S. indices. Russell indices are part of FTSE Russell, a leading global index provider.

“We are pleased that we have been able to build shareholder value steadily over the past several years and are now included in the Russell 2000® Index,” said Joseph M. Harary President and CEO of Research Frontiers. “We believe our inclusion in this index will positively impact the liquidity in our stock and create an opportunity to increase our exposure and share our compelling story about how SPD-SmartGlass has become the best performing smart window technology in the world, and how it increases energy efficiency, reduces CO2 emissions, increases the driving range of electric vehicles, and makes people more comfortable and secure in their vehicles, homes and offices.”

For more information on the Russell 2000 and the Russell index reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Research Frontiers Inc.

Research Frontiers is a publicly traded technology company and the developer of patented SPD-Smart light-control film technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Research Frontiers has licensed its smart glass technology to over 40 companies that include well known chemical, material science and glass companies. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc.

For further information, please contact:

Joseph M. Harary

President and CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com